CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 282 to the Registration Statement of The Advisors' Inner Circle Fund (Form N-1A, No. 033-42484) of our report dated December 23, 2016 on the financial statements and financial highlights of the Westwood Strategic Convertibles Fund (formerly, Westwood Strategic Global Convertibles Fund) (one of the series constituting The Advisors' Inner Circle
Fund) (the "Fund") included in the Fund's Annual Report to shareholders for the year ended October 31, 2016.

                                                           /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
July 21, 2017